Exhibit 3.2.a.1

Dominion Resources, Inc.

Bylaws

Amendment to Article X

Effective February 26, 2010

Article X.         Shareholder Proposals.

At an Annual Meeting of the Shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an Annual ~~m~~Meeting of Shareholders, business must be (a) specified in the notice of meeting (or any supplement) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors or (c) otherwise properly brought before the meeting by a Shareholder who (i) is a Shareholder of record both at the time of giving the notice provided for in this A~~a~~rticle X and at the time of the meeting, (ii) is entitled to vote at the meeting, and (iii) has complied with the notice procedures set forth in this Article X as to such business. Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), and included in the notice of meeting given by or at the direction of the Board of Directors, the foregoing clause (c) shall be the exclusive means for a Shareholder to propose business to be brought before an Annual Meeting of the Shareholders.

~~In addition to any other applicable requirements, f~~For business to be properly brought before an Annual Meeting by a Shareholder, the Shareholder must have given timely notice thereof in writing to the Corporate Secretary of the Corporation. To be timely, a Shareholder’s notice must be delivered to, or mailed and received at the principal executive office~~given, either by personal delivery or by United States registered or certified mail, postage prepaid, to the Corporate Secretary~~ of the Corporation not less~~later~~ than 90 days nor more than 120 days prior to the ~~date of the~~one-year anniversary of the ~~immediately~~ preceding year’s Annual Meeting; provided, however, that if the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the Shareholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of such Annual Meeting was first made. In no event shall any adjournment of an Annual Meeting or the announcement thereof commence a new time period for the giving of timely notice as described above.

A Shareholder’s notice to the Corporate Secretary shall set forth as to each matter the Shareholder proposes to bring before the Annual Meeting:

(a) a brief description of the business desired to be brought before the Annual Meeting, including the complete text of any resolutions to be presented at the Annual Meeting, with respect to such business, and the reasons for conducting such business at the meeting~~,~~;

(b) the name and address ~~of record of the Shareholder proposing such business~~, as they appear on the Corporation’s books, of such Shareholder and of any Shareholder Associated Person (as defined below);

(c) (i) the class and number of shares of the Corporation’s stock which are held of record or are beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Shareholder and any Shareholder Associated Person; (ii) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of such Shareholder’s notice by, or on behalf of, such Shareholder or any Shareholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such Shareholder or any Shareholder Associated Person with respect to shares of stock of the Corporation; and (iii) a written agreement by such Shareholder to update and supplement the information required to be provided under this clause (c) by providing such information as of the record date for the Annual Meeting, with such information being provided to the Corporate Secretary of the Corporation at the principal executive office of the Corporation not later than 10 days after such record date; and ~~that are beneficially owned by the Shareholder and~~ (d) any material interest of the Shareholder or such Shareholder Associated Person in such business.

A “Shareholder Associated Person” of any Shareholder means (i) any person controlling, directly or indirectly, or acting in concert with, such Shareholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such Shareholder, and (iii) any person controlling, controlled by or under common control with such Shareholder Associated Person.

Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an Annual Meeting except in accordance with this Article X. In the event that a Shareholder attempts to bring business before an Annual Meeting without complying with the foregoing procedure, the Chairman of the meeting may declare to the meeting that the business was not properly brought before the meeting and, if the Chairman shall so declare, such business shall not be transacted.

This Article X is expressly intended to apply to any business proposed to be brought before an Annual Meeting of Shareholders other than any proposal made pursuant to Rule 14a-8 under the Exchange Act. Nothing in this Article X shall be deemed to affect the rights of Shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. The foregoing provisions are not applicable to Shareholder nominations of Directors, the process for which is set forth in Article XI.

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